EXHIBIT 23.1

                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS




Board of Directors and Stockholders
Barringer Technologies Inc.


     We hereby consent to the incorporation by reference in Registration Statements Nos. 33-78888 and 333-11629 of Barringer Technologies Inc. on Forms S-3 and Registration Statements Nos. 333-25573 and 333-35133 of Barringer Technologies Inc. on Forms S-8, of our report dated February 20, 2001, except
Note 15 as to which the date is March 8, 2001 relating to the consolidated financial statements and schedule of Barringer Technologies Inc. and subsidiaries appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.



                                                         BDO SEIDMAN, LLP


New York, New York
March 20, 2001